Exhibit 3.1(iv)
CERTIFICATE OF MERGER
of
BigVault Inc. (a Nevada corporation)
into
BigVault Storage Technologies Inc. (a Delaware corporation)
     Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, BigVault Storage Technologies Inc., a Delaware Corporation, executed the following Certificate of Merger.
     FIRST: The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) in the merger is as follows:

Name	State of Incorporation
BigVault Storage Technologies Inc.	Delaware
BigVault Inc.	Nevada
     SECOND: An Agreement and Plan of Merger dated as of December 19, 2005 (the “Merger Agreement”) by and among BigVault Storage Technologies Inc., a Delaware corporation, and BigVault Inc., a Nevada corporation, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Chapter 92A.200 of the Nevada Revised Statutes and pursuant to Title 8 Section 252 of the DGCL.
     THIRD: The name of the surviving corporation in the merger is BigVault Storage Technologies Inc., a Delaware corporation.
     FOURTH: The certificate of incorporation of BigVault Storage Technologies Inc. (a Delaware Corporation) which is surviving the merger shall be the certificate of incorporation of the surviving corporation.
     FIFTH: BigVault Inc., a Nevada corporation has 1,000,000 authorized shares, par value $.001 each and all of which are of one class and are designated as Common Stock with full voting rights.

     SIXTH: This Certificate of Merger and the merger provided for herein shall become effective upon filing.
     SEVENTH: An executed Merger Agreement is on file at an office of the surviving corporation located at 47 Mall Drive, Commack, New York 11725.
     EIGHTH: A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost to any stockholder of any Constituent Corporation.
     NINTH: The Merger Agreement having been adopted without a special meeting of the shareholders pursuant to Section 228(a) of the Delaware General Corporation Law, it is hereby CERTIFIED that consents in writing, setting forth the Plan of Merger were signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present.
     IN WITNESS WHEREOF, this Certificate of Merger has been executed as of the 17th day of February, 2006.

BigVault Storage Technologies Inc. (a Delaware corporation)
By:
	Name:	Elisa Salerno
	Title:	Secretary